[EXECUTION COPY]

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                           ASSET ACQUISITION AGREEMENT

                                      AMONG

          HORIZON CELLULAR TELEPHONE COMPANY OF CENTRAL KENTUCKY, L.P.

                 CELLULAR INFORMATION SYSTEMS OF FLORENCE, INC.

                                       AND

                             PRICELLULAR CORPORATION



                                October 15, 1996



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                                TABLE OF CONTENTS
                                                                           PAGE
                                                                           ----

1. Certain Definitions; Purchase and Sale of Assets; Assumption of
     Liabilities.............................................................1
      1.1  Certain Definitions...............................................1
      1.2  Purchased Assets..................................................5
      1.3  Excluded Assets...................................................6
      1.4  Assumption of Liabilities by Purchaser............................7
      1.5  Excluded Liabilities..............................................7
      1.6  Assets Not Assignable.............................................8

2. Escrow, Acquisition Price and Closing.....................................8
      2.1  Escrow............................................................8
      2.2  Acquisition Price.................................................9
      2.3  Manner of Payment.................................................9
      2.4  Acquisition Price Adjustment.....................................10
      2.5  Allocation of Acquisition Price..................................11
      2.6  The Closing......................................................12
      2.7  Rescission.......................................................12
      2.8  Closing Costs; Transfer Taxes and Fees...........................12

3. Representations and Warranties of Seller.................................13
      3.1  Organizational Status............................................13
      3.2  Qualification....................................................13
      3.3  Authorization; No Conflict.......................................13
      3.4  Financial Statements.............................................14
      3.5  Compliance with Laws.............................................14
      3.6  Permits; FCC Licenses............................................14
      3.7  Litigation.......................................................15
      3.8  Real Property....................................................15
      3.9  Personal Property Leases.........................................16
      3.10 Contracts and Other Agreements...................................16
      3.11 Consents.........................................................16
      3.12 Title; Condition.................................................17
      3.13 No Material Adverse Change.......................................17
      3.14 Taxes............................................................17
      3.15 Environmental Matters............................................17
      3.16 ERISA; Employee Benefits.........................................18
      3.17 Intellectual Property............................................18
      3.18 Representations Correct..........................................18
      3.19 Inventories......................................................18
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      3.20 Condition of Cellular Assets.....................................18
      3.21 Investment Representation........................................19

4. Representations and Warranties of Purchaser and PriCellular..............19
      4.1  Organizational Status............................................19
      4.2  Qualification....................................................20
      4.3  Capitalization...................................................20
      4.4  Authorization; No Conflict.......................................20
      4.5  Compliance with Laws.............................................21
      4.6  Litigation.......................................................21
      4.7  Consents.........................................................21
      4.8  FCC and PSC Matters..............................................21
      4.9  Financial Ability to Close.......................................22
      4.10 Share Validity...................................................22
      4.11 Securities Law Compliance........................................22
      4.12 Public Filings...................................................22
      4.13 Title Condition..................................................23
      4.14 No Material Adverse Change.......................................23

5. Covenants of Seller, PriCellular and Purchaser...........................23
      5.1  Continuance of Business..........................................23
      5.2  Access to Information; Notice of Breach..........................24
      5.3  Governmental Permits and Approvals; Consents.....................25
      5.4  Employees; Employee Compensation.................................25
      5.5  HSR Act..........................................................25
      5.6  Regulatory Approvals.............................................25
      5.7  Restrictions on Certain Actions..................................26
      5.8  Casualty or Condemnation.........................................26
      5.9 Tax Cooperation; Allocation of Taxes..............................27
      5.10 Environmental Audits.............................................28
      5.11 Disclaimer of Other Representations and Warranties...............28
      5.12 Guaranty by PriCellular of Purchaser's Obligations...............29
      5.13 Excluded Leases..................................................29
      5.14 Supplemental Disclosure..........................................29
      5.15 Like-Kind Exchange...............................................29
      5.16 Registration Statement...........................................30
      5.17 Securities Filings...............................................30

6. Conditions Precedent to Purchaser's and PriCellular's Obligations........30
      6.1  Regulatory Approvals.............................................30
      6.2  Premerger Notification Compliance................................30
      6.3  Representations and Warranties on Closing Date...................30
      6.4  Terms, Covenants and Conditions..................................31


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      6.5  No Material Adverse Change.......................................31
      6.6  Absence of Litigation............................................31
      6.7  Absence of Restricted Interests..................................31
      6.8  Closing Deliveries...............................................31

7. Conditions Precedent to Seller's Obligations.............................31
      7.1  Regulatory Approvals.............................................31
      7.2  Premerger Notification Compliance................................31
      7.3  Representations and Warranties on Closing Date...................31
      7.4  Terms, Covenants and Conditions..................................32
      7.5  No PriCellular Material Adverse Change...........................32
      7.6  Absence of Litigation............................................32
      7.7  Registration Statement...........................................32
      7.8  Closing Deliveries...............................................32

8. Deliveries at the Closing................................................32
      8.1  Seller's Deliveries..............................................32
      8.2  Purchaser's Deliveries...........................................33

9. Confidentiality..........................................................34

10. Survival of Representations and Warranties..............................34

11. Indemnification.........................................................35
      11.1 Obligation to Indemnify by Seller................................35
      11.2 Obligation to Indemnify by Purchaser and PriCellular.............35
      11.3 Procedures for Claims Between the Parties........................35
      11.4 Defense of Third-Party Actions...................................36
      11.5 Limitations......................................................36

12. Breaches and Defaults; Termination; Remedies............................37
      12.1 Breaches and Defaults; Opportunity to Cure.......................37
      12.2 Termination......................................................37
      12.3 Effect of Termination............................................38

13. Interim Management......................................................38
      13.1 Management of the Systems During the Management Period...........38
      13.2 Reimbursement of Costs...........................................38

14. Miscellaneous...........................................................38
      14.1 Resolution of Disputes...........................................38
      14.2 Expenses.........................................................39


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      14.3  Further Assurances..............................................39
      14.4  Access to Records...............................................39
      14.5  Indemnification of Brokerage....................................40
      14.6  Severability....................................................40
      14.7  Notices.........................................................40
      14.8  Entire Agreement................................................41
      14.9  Amendments and Waivers..........................................41
      14.10 Governing Law...................................................41
      14.11 Assignment; Binding Effect......................................41
      14.12 Beneficiaries of Agreement......................................42
      14.13 Counterparts; Facsimile Signatures..............................42
      14.14 Exhibits and Schedules..........................................42
      14.15 Computation of Days; Holidays...................................42
      14.16 Headings........................................................42
      14.17 Limited Recourse................................................42


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                         LIST OF EXHIBITS AND SCHEDULES

                                    EXHIBITS

1.1(a)        Form of Registration Rights Agreement
2.1           Form of Escrow Agreement
2.3(a)        Form of Instrument of Assumption
8.l(b)(i)     Form of Opinion of Seller's Corporate Counsel
8.1(b)(ii)    Form of Opinion of Seller's FCC Counsel
8.2(f)(i)     Form of Opinion of Purchaser's Corporate Counsel
8.2(f)(ii)    Form of Opinion of Purchaser's SEC Counsel

                                    SCHEDULES

1.1           Permitted Encumbrances
1.2           Purchased Assets
1.2(e)        Excluded Leases
1.2(g)        Prepaid Expenses
1.2(i)        Excluded Contracts
1.3(h)        Certain Affiliate Assets Not Used Exclusively for the Systems
1.3(l)        Other Excluded Assets
1.4           Assumed Liabilities
2.3(b)(ii)    Capital Expenditures
2.4(a)(ii)    Targeted Subscribers
3.4           Unaudited Financial Statements
3.5           Unlicensed Facilities
3.6(b)        FCC Licenses
3.6(c)        PSC Licenses
3.7           Litigation
3.8(a)        Owned Real Property
3.8(b)        Real Property Leases
3.9           Material Personal Property Leases
3.10          Material Contracts
3.11          Seller's Material Consents
3.14          Taxes
3.16          Employee Benefit Plans
3.20          Dual-Licensed Sites
4.3           PriCellular Capitalization
4.7           PriCellular's Consents

                           ASSET ACQUISITION AGREEMENT

      THIS ASSET ACQUISITION AGREEMENT (this "Agreement") is made as of October 15, 1996 among HORIZON CELLULAR TELEPHONE COMPANY OF CENTRAL KENTUCKY, L.P., a Delaware limited partnership ("Seller"), PRICELLULAR CORPORATION, a Delaware corporation ("PriCellular"), and CELLULAR INFORMATION SYSTEMS OF FLORENCE, INC., an Alabama corporation and wholly-owned subsidiary of PriCellular ("Purchaser").

                                   WITNESSETH

      WHEREAS, Seller is the sole holder of certain licenses, including the cellular licenses granted by the Federal Communications Commission (the "FCC"), for Kentucky Non-Wireline Cellular Rural Service Area No. 4 ("Kentucky #4"), Kentucky Non-Wireline Rural Service Area No. 5 ("Kentucky #5"), Kentucky Non-Wireline Rural Service Area No. 6 ("Kentucky #6") and Kentucky Non-Wireline Rural Service Area No. 8 ("Kentucky #8" and, together with Kentucky #4, Kentucky #5 and Kentucky #6, the "Kentucky Cluster");

      WHEREAS, Seller is the owner and operator of the cellular telephone communication systems in the Kentucky Cluster (the "Systems") and, in connection therewith, is engaged in the business of marketing, selling and providing cellular telephone service in the Kentucky Cluster (the "Kentucky Business");

      WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to acquire from Seller, all of the Purchased Assets (as hereinafter defined) in accordance with the terms and conditions hereinafter set forth; and

      WHEREAS, the parties acknowledge that the terms and conditions set forth in this Agreement and the performance by the parties of their respective obligations hereunder are subject to and are intended to be in compliance with all FCC and other state and local governmental rules and regulations governing the transactions contemplated by this Agreement.

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

      1. Certain Definitions; Purchase and Sale of Assets; Assumption of Liabilities.

      1.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

            "affiliate", with respect to any person, means any other person controlling, controlled by or under common control with such person. For the purposes of this definition, "control" when used with respect to any person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            "business day" means any day other than a Saturday, Sunday, legal holiday in the Commonwealth of Pennsylvania or the State of New York or other day of the year on which banks are authorized or required by law to close.

            "Closing Price" per share of PriCellular Common Stock on any date shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or American Stock Exchange, as the case may be, or, if the PriCellular Common Stock is not listed or admitted to trading on the New York Stock Exchange or American Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the PriCellular Common Stock is listed or admitted to trading, or, if the PriCellular Common Stock is not listed or admitted on any national securities exchange, the last quoted sale price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported on the Nasdaq National Market or such other system then in use, or, if on any such date the PriCellular Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the PriCellular Common Stock mutually selected by Seller and the Board of Directors of PriCellular.

            "Current Market Price" per share of PriCellular Common Stock on any date shall be the average of the Closing Prices of a share of PriCellular Common Stock for the 15 consecutive Trading Days ending on the third Trading Day before such date. If on any such Trading Day the PriCellular Common Stock is not quoted by any organization referred to in the definition of Closing Price, the fair market value of the PriCellular Common Stock on such day, the fair market value of the PriCellular Common Stock on such day shall be deemed to be the average of the closing bid and asked prices as furnished by a professional market maker making a market in the PriCellular Common Stock mutually selected by Seller and the Board of Directors of PriCellular.

            "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, whether now or hereafter in effect, relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes into the environment including without limitation ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or


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

petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes or the clean-up or other remediation thereof.

            "Environmental Liabilities" means any and all liabilities of or relating to Seller or any of its affiliates (including any entity which is, in whole or in part, a predecessor of Seller or any such affiliate) or arising in connection with or in any way relating to the Systems, the Purchased Assets or activities or operations occurring or conducted at any real property constituting part of the Purchased Assets (including, without limitation, offsite disposal), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

            "Executive Officers" shall mean Messrs. Michael E. Kalogris, Steven R. Skinner, Bruce M. Hernandez and Steven Lochmueller and Ms. Patricia Greteman.

            "Final Order" has the meaning set forth in Section 3.6(d) herein.

            "GAAP" means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the most recent financial statements of Seller or PriCellular, as applicable.

            "governmental or regulatory body" means any government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision.

            "herein," "hereby," "hereunder," "hereof" or other equivalent words refer to this Agreement and not solely to the particular section or portion of this Agreement in which any such word is used.

            "includes", "including" or other equivalent words mean "including, without limitation."

            "lien or other encumbrance" means any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

            "Management Agreement" means the Management Agreement between Purchaser and Seller in the form mutually agreed to by the parties.

            "Management Period" has the meaning set forth in Section 2.3(b)(iii) herein.

            "Permitted Encumbrances" means any lien or other encumbrance set forth on Schedule 1.1.


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

            "person" means any individual, corporation, limited liability company, partnership, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

            "PriCellular Material Adverse Change" means a material adverse change in the business, condition (financial or otherwise) or results of operations of PriCellular and its consolidated subsidiaries, taken as a whole, excluding any such material adverse change resulting solely from changes, developments or circumstances that adversely affect the cellular telephone or telecommunications industry generally.

            "PriCellular Material Adverse Effect" means an effect that would result in a PriCellular Material Adverse Change.

            "PriCellular Common Stock" means the Class A Common Stock, par value $.01 per share, of PriCellular.

            "Registration Rights Agreement" means the Registration Rights Agreement between PriCellular and Seller in substantially the form attached hereto as Exhibit 1.1(a).

            "SEC Documents" has the meaning set forth in Section 4.12 herein.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

            "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

            "Seller Material Adverse Change" means a material adverse change in the Purchased Assets, in the Kentucky Business, or the condition (financial or otherwise) or results of operations of the Systems, taken as a whole, excluding any such material adverse change resulting solely from changes, developments or circumstances that adversely affect the cellular telephone or telecommunications industry generally.

            "Seller Material Adverse Effect" means an effect that would result in a Seller Material Adverse Change.

            "to PriCellular's knowledge" or any similar phrase means the actual knowledge of one of PriCellular's executive officers, after due inquiry.

            "to Seller's knowledge" or any similar phrase means the actual knowledge of one of the Executive Officers after due inquiry.


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

            "Trading Day" means a day on which the principal national securities exchange on which the PriCellular Common Stock is listed or admitted to trading is open for the transaction of business or, if the PriCellular Common Stock is not listed or admitted to trading on any national securities exchange, any day other than Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

      1.2 Purchased Assets. On the terms and subject to the conditions contained in this Agreement, Seller agrees to sell, assign, transfer and deliver to Purchaser all of the right, title and interest of Seller in or to all of the assets, properties and business, of every kind and description (other than the Excluded Assets), wherever located, real, personal or mixed, tangible or intangible, now owned or held by Seller or hereafter acquired by Seller on or prior to the Closing Date and used in connection with the Systems or the Kentucky Business, including all assets shown on Schedule 1.2 as owned by Seller and the following assets in existence as of the Closing Date (as hereinafter defined) (collectively referred to herein as the "Purchased Assets"):

            (a) all negotiable instruments or other instruments and chattel paper generated in the conduct of the Kentucky Business;

            (b) all new inventory in original packaging, including cellular mobile telephones and related accessories in original packaging (collectively, the "Inventory");

            (c) all furniture, fixtures, transmitters, switching and receiving equipment, cellular systems and other equipment and machinery, cellular switches, cell site equipment, electrical power units, antennas, transmission lines, microwave equipment, test equipment, tools, vehicles, office equipment, computers, improvements, parts and other tangible personal property other than Inventory, whether or not obsolete;

            (d) all those certain lots and pieces of ground now owned by Seller or acquired hereafter by Seller on or prior to the Closing Date together with the buildings, structures and improvements erected thereon, and together with all easements, rights and privileges appurtenant thereto (the "Owned Real Property");

            (e) except as set forth on Schedule 1.2(e), all leasehold interests created by all leases of personal property (the "Personal Property Leases") or real property (the "Real Property Leases") under which Seller is a lessee or lessor or under which Seller becomes a lessee or lessor hereafter on or prior to the Closing Date;

            (f) all of Seller's interest in all buildings, towers, facilities and other structures and improvements located on the Owned Real Property and the real property subject to a Real Property Lease (the "Leased Real Property", and together with the Owned Real Property, the "Real Property"), together with Seller's interest in all fixtures, furnishings, installations, machinery, equipment and appliances used in connection with the operation, maintenance or occupancy of the Real Property and Seller's interest in all leasehold improvements;


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

            (g) all prepaid expenses set forth on Schedule 1.2(g);

            (h) all licenses, permits, franchises, registrations, certificates of public convenience and necessity, approvals and operating rights to the extent transferable under applicable law or with any required consent relating to the Kentucky Business, including all licenses, permits and authorizations issued by the Federal Aviation Administration (the "FAA Permits"), the FCC (the "FCC Licenses") and the Kentucky Public Service Commission (the "PSC") (the "PSC Licenses") and pending applications with the FCC and PSC, any interim operating authority, or other regulatory authority, in connection with the Kentucky Business and the construction and operation of the Systems, and all planning, zoning, building, environmental, occupancy and other permits and licenses used in connection with the Systems (collectively, and including the FAA Permits, the FCC Licenses and the PSC Licenses, the "Permits");

            (i) except as set forth on Schedule 1.2(i), all rights of Seller under all contracts, agreements, commitments, sales and purchase orders and other instruments relating to the Kentucky Business (collectively, and including the Personal Property Leases and the Real Property Leases, the "Contracts");

            (j) originals or copies (at the option and expense of Seller) of all books and records, including manuals, files, tax returns and operating data relating to the Kentucky Business or the Purchased Assets;

            (k) all intangibles; and

            (l) all subscriber accounts receivable.

      1.3 Excluded Assets. Notwithstanding anything to the contrary contained herein or otherwise, the Purchased Assets do not include the following:

            (a) all cash on hand and in financial institutions, cash equivalents, marketable securities and bonds;

            (b) all roaming accounts receivable billed and unbilled and all receivables from any of Seller's affiliates;

            (c) all federal, state and local income, personal property (tangible and intangible) and franchise tax credits and tax refund claims relating to the pre-Closing Date period;

            (d) partnership record books and tax returns of Seller;

            (e) any insurance policies maintained by Seller with respect to the Kentucky Business;

            (f) all claims, causes of action and rights of recovery arising out of, or relating to, events or occurrences prior to the Closing Date relating to any of the Systems or any part of the Kentucky Business, whether asserted or commenced before, on or after the Closing Date;

            (g) Seller's rights under this Agreement;

            (h) those assets set forth on Schedule 1.3(h), which assets are used by affiliates of Seller and do not relate to the operation of any of the Systems;

            (i) obligations of any of Seller's affiliates to Seller;

            (j) all inventory other than the Inventory;

            (k) all prepaid expenses not set forth on Schedule 1.2(g); and

            (l) the personal effects, memorabilia and other assets described on
Schedule 1.3(l).

      1.4 Assumption of Liabilities by Purchaser. On the Closing Date, Purchaser shall assume and agree to discharge and perform, as and when due, (a) the liabilities and obligations of Seller with respect to the pre-Closing Date Period which are set forth on Schedule 1.4 (which shall be prepared by Purchaser) and (b) any liabilities and obligations of Seller incurred during the Management Period consistent with the terms of the Management Agreement, in each case except for the Excluded Liabilities (as hereinafter defined) (collectively the "Assumed Liabilities").

      1.5 Excluded Liabilities. Purchaser is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller of whatever nature whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller, as the case may be (all such liabilities and obligations not being assumed herein referred to as the "Excluded Liabilities"), and, notwithstanding anything to the contrary in this Agreement, except as set forth in the Management Agreement, none of the following shall be Assumed Liabilities for the purposes of this Agreement:

            (a) any obligations of Seller to any of Seller's affiliates;

            (b) any liabilities for legal, accounting and audit fees and any other expenses incurred by Seller in connection with the preparation of, negotiation of, and performance under, this Agreement (and the transactions and other agreements contemplated hereby);

            (c) any obligation or liability for Tax arising from or with respect to the Purchased Assets, any of the Systems or any part of the Kentucky Business incurred or attributable to any period prior to (or prior to and including) the Closing Date;

            (d) any liabilities of Seller to pay severance benefits, if any, to any employees of Seller whose employment is terminated by Seller prior to or in connection with the sale of the Kentucky Business or otherwise relating to employee benefits or compensation arrangements existing on or prior to the Closing Date;

            (e) any liabilities of Seller as a borrower under any loan agreements, subordinated debt agreements or other credit facilities;

            (f) any liabilities or obligations relating to any asset that is not a Purchased Asset; and

            (g) any Environmental Liability.

      1.6 Assets Not Assignable. To the extent that any interest in the Contracts, Permits or other Purchased Assets is not capable of being assigned, transferred or conveyed without the consent, waiver or authorization of a third person (including a governmental or regulatory body), or if such assignment, transfer or conveyance or attempted assignment, transfer or conveyance would constitute a breach of any of the Contracts, Permits or other Purchased Assets, or a violation of any law, statute, decree, rule, regulation or other governmental edict or is not immediately practicable, this Agreement shall not constitute an assignment, transfer or conveyance of such interest, or an attempted assignment, transfer or conveyance of such interest (any such interest being referred to herein as a "Restricted Interest"). Anything in this Agreement to the contrary notwithstanding, Seller shall not be obligated to transfer to Purchaser any Restricted Interest without first having obtained the required consent, waiver or authorization necessary for such transfer.

      2. Escrow, Acquisition Price and Closing.

      2.1 Escrow. (a) Concurrently with the execution of this Agreement, Purchaser has delivered to CoreStates Bank, N.A., Philadelphia, Pennsylvania, as escrow agent (the "Escrow Agent"), the amount of $5,000,000, which amount (including, unless otherwise stated herein, any interest earned on such sum thereafter, the "Escrow Amount") shall be held by the Escrow Agent pursuant to the terms of a certain escrow agreement of even date herewith (the "Escrow Agreement") in the form of Exhibit 2.1. In the event of the termination of this Agreement by Seller in accordance with the terms of Section 12.2(c)(ii), Seller shall be entitled to retain the entire Escrow Amount.

            (b) As security for the indemnification covenants of Seller contained in this Agreement, $8,000,000 (including, unless otherwise stated herein, any interest earned thereon, the "Indemnification Escrow") shall be held and released by the Escrow Agent pursuant to the terms of the Escrow Agreement. The Indemnification Escrow shall be funded at the Closing, as set forth in
Section 2.3(c), by the delivery by the Purchaser to the Escrow Agent of PriCellular Common Stock having an aggregate Current Market Value as of the Closing Date of $8,000,000

(the "Indemnification Shares"). Purchaser shall be entitled to draw upon the Indemnification Escrow for payment of all indemnification claims made by Purchaser to the extent, but only to the extent, provided in the Escrow Agreement. Notwithstanding anything to the contrary contained herein or in the Escrow Agreement, the Indemnification Escrow shall constitute Purchaser's sole recourse for recovery of Seller's indemnification covenants contained in this Agreement.

      2.2 Acquisition Price. The aggregate acquisition price for the Purchased Assets shall be $116,500,000, subject to initial adjustment at or prior to the Closing Date as provided in Section 2.3(b)(ii) through (v) herein (as so adjusted, the "Preliminary Acquisition Price") consisting of (a) $94,000,000 (the "Cash Portion") and (b) shares of PriCellular Common Stock having an aggregate Current Market Price as of the Closing Date of $22,500,000 (the "PriCellular Shares"). The Preliminary Acquisition Price shall be further adjusted after the Closing Date as provided herein (as so further adjusted, the "Acquisition Price").

      2.3 Manner of Payment. Subject to adjustment as provided in this Agreement, at Closing:

            (a) Purchaser shall assume the Assumed Liabilities by written instrument of assumption in the form of Exhibit 2.3(a) (the "Instrument of Assumption");

            (b) Purchaser shall pay to Seller (or to any other person as Seller may direct in writing prior to the Closing Date) by wire transfer of immediately available funds to such banks and accounts thereat as shall be specified in writing by Seller, the following:

                  (i) $94,000,000; plus

                  (ii) the sum of (A) Seller's capital expenditures previously approved by Purchaser, as set forth on Schedule 2.3(b)(ii), and (B) any other capital expenditures made on or after the date hereof and approved in writing by Purchaser (collectively, to be reflected in the capital expenditures summary (the "Capital Expenditures Summary") to be delivered by Seller to Purchaser at Closing); plus

                  (iii) in the event that (A) the Closing shall not have occurred within 65 days after the later of the date on which Purchaser filed for regulatory approval with the Kentucky PSC and, if such initial filing is deemed defective by the Kentucky PSC, the date on which the Kentucky PSC has accepted such filing for review (the later such date, the "Acceptance Date"), (B) the waiting period under the HSR Act shall have expired or been terminated and (C) the Purchaser and Seller have executed the Management Agreement, an additional amount in cash equal to (x) $10,833 multiplied by (y) the number of days in the period between the Closing Date and such 65th day after the Acceptance Date (the "Management Period"); provided, that in no event shall the amount obtained pursuant to this Section 2.3(a)(iii) exceed $325,000; plus or minus

                  (iv) the Initial Adjustments Amount (as hereinafter defined), as the case may be; plus

                  (v) in the event the Closing shall not have occurred within 95 days after the Acceptance Date, an additional amount in cash obtained by multiplying (A) the Preliminary Acquisition Price, after the adjustments set forth in clauses (ii) through (iv), inclusive, times (B) 12% by (C) the number of days elapsed between the Closing Date and such 95th day, divided by 365;

            (c) Purchaser shall deliver to the Escrow Agent the Indemnification Shares, which represent the Indemnification Escrow; and

            (d) Purchaser shall deliver to Seller (or to any other person as Seller may direct in writing at least five business days prior to the Closing
Date) shares of PriCellular Common Stock having an aggregate Current Market Price as of the Closing Date of $14,500,000.

      2.4 Acquisition Price Adjustment.

            (a) The Preliminary Acquisition Price shall be increased or decreased (the "Acquisition Price Adjustment") on a dollar-for-dollar basis for the cumulative net adjustment required by the following: (i) the Cash Portion of the Preliminary Acquisition Price shall be adjusted by dollar amount (positive or negative) of the Net Working Capital of Seller on the Closing Date. As used herein, the term "Net Working Capital" shall mean Seller's current assets (other than Excluded Assets and, with respect to subscriber accounts receivable, net of reserves calculated as follows: 2.5% for subscriber receivables that are current or less than or equal to 30 days past due; 15% for subscriber receivables that are between 31 and 60 days past due; 50% for subscriber receivables that are between 61 and 90 days past due; and 100% for subscriber receivables that are more than 90 days past due) minus current liabilities (other than Excluded Liabilities, but including accrued expenses relating to Kentucky property taxes), as such amounts are reflected on the Closing Date Balance Sheet (as hereinafter defined); and (ii) if at Closing the number of actual ending subscribers (excluding demos, loaners and employee accounts) for the Systems on the last day of the month prior to Closing ("Actual Subscriber Number") is less than 90% of the budgeted ending number of subscribers for the Systems as of the month prior to Closing (as reflected on Schedule 2.4(a)(ii) (the "Minimum Subscriber Number"), then there shall be deducted from the Cash Portion of the Preliminary Acquisition Price an amount equal to $300 times the difference between the Minimum Subscriber Number and the Actual Subscriber Number. If at Closing the Actual Subscriber Number is greater than 110% of the budgeted ending number of subscribers for the Systems as of the month prior to Closing (as reflected on Schedule 2.4(a)(ii) (the "Maximum Subscriber Number"), then there shall be added to the Cash Portion of the Preliminary Acquisition Price an amount equal to $300 times the difference between the Maximum Subscriber Number and the Actual Subscriber Number.

            (b) The initial adjustments to the Preliminary Acquisition Price will be made at the Closing based upon a good faith estimate by Seller of the dollar amounts of such adjustment (the "Initial Adjustments Amount") based upon an unaudited balance sheet to be prepared by Seller as of the end of the month immediately preceding the Closing Date, such estimate to be delivered by Seller to Purchaser at least three business days prior to Closing along with such balance sheet.

            (c) As promptly as practicable after the Closing Date (but in no event later than 60 days thereafter) Seller shall prepare and deliver to Purchaser for its review and comment (i) a balance sheet dated as of the close of business on the Closing Date (the "Closing Date Balance Sheet") and (ii) an accompanying closing statement (the "Closing Statement") reasonably detailing as of the close of business on the Closing Date Seller's determination of each element of the Acquisition Price Adjustment. The Closing Date Balance Sheet shall fairly present the financial position of the Seller as at the close of business on the Closing Date in accordance with GAAP (except for the omission of certain footnotes and other presentation items required by GAAP with respect to such financial statements). If Purchaser objects to any amounts reflected on the Closing Date Balance Sheet or the Closing Statement, Purchaser must, within 30 days after Purchaser's receipt of the Closing Date Balance Sheet and Closing Statement, give written notice (the "Notice") to Seller specifying in reasonable detail its objections, or Seller's determination of the Acquisition Price Adjustment shall be final, binding and conclusive on the parties. With respect to any disputed amounts, the parties shall meet in person and negotiate in good faith during the 30 day period (the "Resolution Period") after the date of Seller's receipt of the Notice to resolve any such disputes. If the parties are unable to resolve all such disputes within the Resolution Period, then within five business days after the expiration of the Resolution Period, all disputes shall be submitted to Arthur Andersen & Co. or, if such firm is unavailable or unwilling to resolve such disputes, to another nationally recognized accounting firm mutually acceptable to Purchaser and Seller (the "Independent Accountant") who shall be engaged to provide a final and conclusive resolution of all unresolved disputes within 45 days after such engagement. The determination of the Independent Accountant shall be final, binding and conclusive on the parties hereto, and the fees and expenses of the Independent Accountant shall be borne by the party who, in the Independent Accountant's determination, submitted a disputed amount that differs more significantly from the amount finally determined by the Independent Accountant. From and after the Closing Date, Purchaser will provide Seller with access to the books, records and personnel of Purchaser that Seller reasonably requests.

            (d) If the Acquisition Price Adjustment (as finally determined in accordance with the provisions set forth above) less the Initial Adjustments Amount is a positive (negative) amount, then, within five business days after such final determination, Purchaser (Seller) shall pay to Seller (Purchaser) such amount in immediately available funds.

      2.5 Allocation of Acquisition Price. On the Closing Date, Purchaser and Seller shall mutually agree in writing upon the allocation of the Acquisition Price among the Purchased Assets. Such allocation shall be adjusted as necessary in connection with the final determination of the Acquisition Price Adjustment. The parties agree that such allocation shall be made based upon the relative fair market values of the Purchased Assets as of the Closing Date conforming with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended. The parties will agree as to the fair market value of the tangible personal property of Seller to be transferred to Purchaser on the Closing Date. The parties agree to file with their respective federal income tax returns for the tax year in which the Closing occurs IRS Form 8594 containing the information agreed upon by the parties pursuant to this Section 2.5. Seller and Purchaser agree not to assert for income tax purposes (including in connection with any tax return, tax audit or similar proceeding) any allocation of the Acquisition Price that differs from that determined pursuant to this section and contained in IRS Form 8594.

      2.6 The Closing. Unless this Agreement shall have been earlier terminated in accordance with the terms hereof, the transactions contemplated by this Agreement shall be consummated (the "Closing") at the offices of Kleinbard, Bell & Brecker, 1900 Market Street, Philadelphia, Pennsylvania 19103, on the tenth business day after receipt of the Regulatory Approvals (as hereinafter defined) in accordance with Section 5.6, or at such other place or on such other date as Purchaser and Seller may agree in writing. The date on which the Closing shall occur is referred to in this Agreement as the "Closing Date." The Closing shall be deemed to have occurred as of 11:59 p.m. on the Closing Date.

      2.7 Rescission. In the event that the transactions contemplated hereby are consummated prior to the receipt of the Final Orders and an initial FCC approval is subsequently withdrawn and if at such time or thereafter the parties are legally obligated to rescind, the parties shall rescind the transaction in a manner that puts each party in the position it would have been as of the Closing Date (or if Purchaser manages the Systems pursuant to the Management Agreement, the date that Purchaser commences such management), had the transactions contemplated hereby not been consummated. Purchaser further covenants and agrees that in the event of a rescission pursuant to this Section 2.7, Purchaser will transfer, assign and deliver the Purchased Assets to Seller in substantially the same condition as the Purchased Assets existed on the Closing Date (or if Purchaser manages the Systems pursuant to the Management Agreement, the date that Purchaser commences such management), except for (i) ordinary wear and tear, (ii) Purchased Assets sold, transferred or otherwise disposed of in the ordinary course of business and (iii) changes in any Purchased Assets (including the loss or destruction thereof) after the Balance Sheet Date to the extent such changes are not due to the acts or omissions of Purchaser or would have occurred absent the consummation of the transactions contemplated hereby; provided, that in the event of the loss or destruction of any Purchased Assets, Purchaser shall deliver to Seller all insurance proceeds, if any, Purchaser receives with respect thereto.

      2.8 Closing Costs; Transfer Taxes and Fees. Seller and Purchaser shall be equally responsible for (i) any documentary and transfer taxes and any sales, use or other taxes imposed by reason of the transfers of Purchased Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto; provided, that if the amount of such taxes exceeds $400,000 in the aggregate, Purchaser shall be additionally responsible for the amount by which such taxes exceed $400,000; (ii) any fees and costs of recording or filing all applicable conveyancing instruments described in Section 8.l(a) or otherwise;
(iii) all costs of applying for
new Permits and obtaining the transfer of existing Permits that may be lawfully transferred; (iv) the filing fee required under the HSR Act (as hereinafter defined) and (v) the costs and expenses of the environmental audits that are conducted pursuant to Section 5.10. At the Closing, Purchaser will deliver to Seller its portion of the tax liability in Section 2.8(i), and Seller will remit such amount, together with its portion of the Section 2.8(i) liability, to the appropriate government entity in Kentucky and within the statutory prescribed time required under Kentucky law. In the event that Purchaser's portion of such tax liability is not delivered to such taxing authority within thirty (30) days of the Closing, Seller shall pay Purchaser interest equal to the prime rate of interest charge by CoreStates Bank, N.A., plus two percent. The interest payment shall be calculated as follows: (x) Purchaser's portion of the tax liability multiplied by (y) a fraction the numerator of which is the number of days between the Closing Date and the date the tax is paid and the denominator which is 365.

      3. Representations and Warranties of Seller . Seller represents and warrants to Purchaser that:

      3.1 Organizational Status. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite partnership power and authority to own, lease and operate its assets, properties, and the Kentucky Business, and to carry on the Kentucky Business as now being conducted.

      3.2 Qualification. Seller is duly qualified to do business and is in good standing as a foreign partnership in all jurisdictions where such qualification is required except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have a Seller Material Adverse Effect.

      3.3 Authorization; No Conflict. Seller has the full legal right and all partnership power and authority required to enter into, execute and deliver this Agreement and the documents and other agreements required to be executed and delivered hereunder and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement by Seller has been duly authorized by all necessary partnership action on the part of Seller. This Agreement has been duly executed and delivered and constitutes, and each of the other agreements and documents to be delivered by Seller hereunder when executed and delivered by Seller will constitute, the valid and binding obligation of Seller, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally. The execution, delivery and performance of this Agreement and the documents and other agreements to be delivered hereunder by Seller and the consummation of the transactions contemplated hereby and thereby by Seller will not (i) violate any provision of Seller's certificate of limited partnership or partnership agreement, (ii) violate, conflict with or result in the breach of any of the terms of result in a modification of the effect of otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which Seller is a party or by or to which it or any of its assets or properties may be bound or subject, excluding in any case such violations, conflicts, breaches or defaults that would not individually or in the aggregate reasonably be expected to have a Seller Material Adverse Effect, (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body by which Seller, or the assets, properties or the Kentucky Business of Seller are bound, (iv) violate any statute, law or regulation, excluding in any case such violations that individually or in the aggregate would not reasonably be expected to have a Seller Material Adverse Effect, or
(v) violate or cause any revocation of or limitation on any Permit the violation, revocation or limitation of which could reasonably be expected to have a Seller Material Adverse Effect.

      3.4 Financial Statements. Seller has delivered to Purchaser copies of the audited annual financial statements of Horizon Cellular Telephone Company, L.P. ("Horizon") as of December 31, 1995, 1994 and 1993 and for the years then ended (collectively, the "Financial Statements"). The Financial Statements (i) are true and correct in all material respects, (ii) fairly present the financial condition of Horizon as of such dates and the results of its operations and changes in its cash flows for the periods covered thereby, and (iii) were prepared in accordance with GAAP. Seller has also delivered to Purchaser copies of Seller's unaudited financial statements as of August 31, 1996 (the "Balance Sheet Date") and for the period then ended (the "Unaudited Financial Statements"). The Unaudited Financial Statements (i) are true and correct in all material respects, (ii) fairly present the financial condition of Seller as of such date and the results of its operations for the period covered thereby, and
(iii) were prepared in accordance with GAAP (subject to year-end adjustments and except for the omission of certain footnotes and other presentation items required by GAAP with respect to audited financial statements).

      3.5 Compliance with Laws. Seller is in, and has operated in, compliance in all material respects with all applicable federal (including the Communications Act of 1934, as amended, and the rules, regulations, orders, policies and procedures of the FCC promulgated thereunder (the "Communications Act")), state and local laws, regulations and ordinances and any applicable requirements of any governmental or regulatory body, court or arbitrator affecting its Business or its assets, except to the extent set forth on Schedule 3.5 and except for noncompliance that individually or in the aggregate has not and would not reasonably be expected to have a Seller Material Adverse Effect.

      3.6 Permits; FCC Licenses.

            (a) Except as set forth on Schedule 3.5, Seller has all of the Permits necessary to operate the Systems as now operated, except for those Permits the absence of which individually or in the aggregate would not reasonably be expected to have a Seller Material Adverse Effect. Such Permits are in full force and effect, and are unimpaired by any acts or omissions of Seller.

            (b) Except as set forth on Schedule 3.5, Seller has obtained the FCC Licenses in compliance with the Communications Act and is, and on the Closing Date will be, the exclusive holders of the FCC Licenses. A list of the FCC Licenses is set forth on

Schedule 3.6(b). The FCC Licenses are in full force and effect. Except as set forth on Schedule 3.7, there are no existing or, to Seller's knowledge, threatened proceedings by or before the FCC that could reasonably be expected to result in the revocation, cancellation, suspension, or material adverse modification of the FCC Licenses, except for proceedings that affect the cellular industry generally. Subject to obtaining the Regulatory Approvals, Seller will transfer to Purchaser at Closing all of Seller's right, title and interest in and to the FCC Licenses free and clear of any lien or other encumbrance other than Permitted Encumbrances.

            (c) Seller has obtained the PSC Licenses in compliance with the laws of the Commonwealth of Kentucky, and Seller is, and on the Closing Date will be, the exclusive holder of the PSC Licenses. A list of the PSC Licenses is set forth on Schedule 3.6(c). The PSC Licenses are in full force and effect. There are no existing or, to Seller's knowledge, threatened proceedings by or before the PSC that individually or in the aggregate could reasonably be expected to result in the revocation, cancellation, suspension, or material adverse modification of the PSC Licenses, except for proceedings that affect the cellular industry generally. Subject to obtaining the Regulatory Approvals, Seller will transfer to Purchaser at Closing all of Seller's right, title and interest in and to the PSC Licenses free and clear of any lien or other encumbrance other than Permitted Encumbrances.

            (d) A "Final Order," as used in this Agreement, means an action by the FCC or PSC (i) that is not reversed, stayed, enjoined, set aside, annulled or suspended within the deadline, if any, provided by applicable statute or regulation, (ii) with respect to which no request for stay, motion or petition for reconsideration or rehearing, application or request for review, or notice of appeal or other judicial petition for review that is filed within such period is pending, and (iii) as to which the deadline, if any, for filing any such request, motion, petition, application, appeal or notice, and for the entry of orders staying, reconsidering or reviewing on the FCC's or PSC's own motion have expired.

      3.7 Litigation. Except for legal or administrative proceedings affecting the cellular telephone industry generally and except as set forth on Schedule 3.7, there is no action, suit, claim, arbitration, investigation or other legal or administrative proceeding (collectively, "Actions") pending or, to Seller's knowledge, threatened against Seller with respect to the Kentucky Business or any of the Purchased Assets, excluding in any case such Actions that individually or in the aggregate would not reasonably be expected to have a Seller Material Adverse Effect.

      3.8 Real Property.

            (a) Schedule 3.8(a) sets forth a brief description of each parcel of Owned Real Property used in connection with any of the Systems and showing, in each case, the record title holder, location, improvements, the uses being made thereof and any indebtedness secured by a mortgage or other lien thereon. Except as set forth in Schedule 3.8(a), there are no leases, subleases, tenancies or other rights of occupancy affecting such Owned Real Property.

            (b) Schedule 3.8(b) sets forth a list of all of the Real Property Leases. There have been made available to Purchaser true and complete copies of all of the Real Property Leases. All of the Real Property Leases are valid, in full force and effect and binding upon Seller, and to Seller's knowledge, the other parties thereto, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally. Seller is not in default under any of them, nor does any condition exist that, with notice or lapse of time or both, would constitute such a default, excluding in any case such defaults that individually or in the aggregate would not reasonably be expected to have a Seller Material Adverse Effect.

      3.9 Personal Property Leases. Set forth on Schedule 3.9 is a list of all Personal Property Leases, copies of which have been previously made available to Purchaser. Each Personal Property Lease is valid, binding and enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally. Seller is not in default of any Personal Property Lease nor, to Seller's knowledge, has any event occurred that constitutes, or with notice or lapse of time or both may constitute, a default under any Personal Property Lease, excluding in any case such defaults that individually or in the aggregate would not reasonably be expected to have a Seller Material Adverse Effect.

      3.10 Contracts and Other Agreements.

            (a) Schedule 3.l0 lists the following contracts and other agreements relating to the Kentucky Business to which Seller is a party:

                  (i) those contracts and other agreements that involve, as of the date hereof, the receipt or payment by Seller of more than $25,000 annually; and

                  (ii) those contracts and other agreements that involve the receipt or payment after the date hereof by Seller of more than $10,000 annually (but less than $25,000 annually) that are not terminable by Seller on thirty
(30) or fewer days' notice at any time without penalty.

            (b) There have been made available to Purchaser true and complete copies of all of the contracts and other agreements set forth on Schedule 3.10. Except as disclosed on Schedule 3.10, all of such contracts and other agreements are valid, in full force and effect, binding upon Seller, and, to Seller's knowledge, the other parties thereto and enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally. Seller is not in default under any of them, nor, to Seller's knowledge, does any condition exist that, with notice or lapse of time or both, would constitute such a default, excluding in any case such defaults that individually or in the aggregate would not reasonably be expected to have a Seller Material Adverse Effect.

      3.11 Consents. Except for (i) the consent of such governmental or regulatory body or third parties as are separately identified on Schedule 3.11 (the "Material Consents"), (ii) the consent of the FCC to the assignment of the FCC Licenses from Seller to Purchaser, (iii) the consent of the PSC to the assignment of the PSC Licenses from Seller to Purchaser, and (iv) the expiration of the waiting period under the HSR Act, no consent, approval or authorization of, or registration or filing with any person is required by Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, excluding in any case such consents, approvals, authorizations, registrations or filings, the failure of which to obtain or make, as the case may be, individually or in the aggregate would not reasonably be expected to have a Seller Material Adverse Effect.

      3.12 Title; Condition. Seller has good and marketable title to all of the Purchased Assets. Seller will at Closing convey to Purchaser good and marketable title to all Purchased Assets, in each case free and clear of any lien or other encumbrance other than Permitted Encumbrances.

      3.13 No Material Adverse Change. Since the Balance Sheet Date, there has been no Seller Material Adverse Change.

      3.14 Taxes. Except as set forth on Schedule 3.14, (i) Seller has timely filed or caused to be filed with the appropriate taxing authorities all true, correct and complete tax returns for any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax (collectively, "Taxes"), (ii) all Seller's Taxes, in respect of periods beginning before the Closing Date, have been timely paid or an adequate reserve has been established therefor in the Financial Statements and (iii) there are no pending or, to Seller's knowledge, threatened audits, investigations or claims for or relating to any additional liability in respect of Seller's Taxes.

      3.15 Environmental Matters. Neither the Kentucky Business nor the operation thereof by Seller, nor the ownership or use of the Purchased Assets by Seller or any of its Affiliates, violates any applicable Environmental Law, and no condition or event has occurred with respect to the Business or Purchased Assets that, with the giving of notice, lapse of time, or both, would constitute a violation of any such Environmental Law, excluding in any event such violations, conditions and events that, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect. To Seller's knowledge, no other person has violated any Environmental Law with respect to the Kentucky Business or the Purchased Assets. Seller has never generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Contaminant in any reportable quantity at or in the vicinity of any Real Property. For purposes of this Section, "Contaminant" means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste, or any constituent of any such substance of waste as defined in or pursuant to any Environmental Law.

      3.16 ERISA; Employee Benefits. Except as set forth on Schedule 3.16, Seller does not maintain, and has never maintained, an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, nor any other type of employee benefit plan. Except as set forth on Schedule 3.16, all contributions required by law or contract to be made to fund the employee benefit plans for any plan year, or other period on the basis of which contributions are required ending before the date hereof, have been made as of the date hereof. The transactions contemplated by this Agreement shall not create any material obligation on the part of Purchaser for any severance payment or similar payment to any employee of Seller or any of its affiliates.

      3.17 Intellectual Property. To Seller's knowledge, the conduct by Seller of the Kentucky Business does not infringe upon or violate, and has not infringed upon or violated, any patents, trademarks, service marks, trade names, trade secrets, copyrights, license or rights of any person, including those of Northern Telecom, and no claim is pending or, to Seller's knowledge, threatened to the effect that the conduct by Seller of the Kentucky Business infringes upon or violates any patents, trademarks, service marks, trade names, trade secrets, copyrights, licenses or rights of any person.

      3.18 Representations Correct. No representation or warranty or other statement made by Seller herein or in any other document, certificate or instrument furnished or to be furnished to Purchaser pursuant to this Agreement or in connection with the transactions contemplated herein contains or will contain any untrue statement of a material fact. All copies of agreements and documents delivered and to be delivered to Purchaser pursuant hereto have been and will be true, correct and complete.

      3.19 Inventories. The inventories reflected on the Closing Date Balance Sheet will be usable or salable in the ordinary course of business, except for obsolete materials and materials of below standard quality, which have either been written down in the accounts and records of Seller (with such write-down reflected on the Closing Date Balance Sheet) to realizable market value or for which adequate reserves have been provided for in such accounts and such inventories will not be excessive in light of past experience or current projections.

      3.20 Condition of Cellular Assets. (a) The Purchased Assets are in a state of good maintenance and repair, normal wear and tear excepted, and are in operating condition.

            (b) Seller has not sold, encumbered, assigned or transferred any assets or properties which would have been included in the Purchased Assets if the Closing had occurred on the Balance Sheet Date or on any date since then, except for the sale of assets in the ordinary course of business consistent with prior practice.

            (c) Seller has in operation or in cooperation with the neighbor cellular providers through dual-licensed sites, as described on Schedule 3.20, adequate cellular base stations required to provide 32 dBu contour coverage, as calculated under the formula prescribed by the FCC in 47 C.F.R. ss.ss. 22.911, to all areas of the Systems except for coverage gaps that are less than 50 contiguous square miles in size. Except as set forth on Schedule 3.5, all cellular base and microwave stations in operation as of the date hereof are in accordance with the FCC licenses therefor (subject to tolerances permitted under FCC regulations), shall through the Closing Date be maintained in a state of good maintenance and repair, normal wear and tear excepted, and shall be maintained in operation.

      3.21 Investment Representation. (a) Seller represents and warrants that it, or any entity to which Seller assigns the right to acquire the PriCellular Common Stock to be issued pursuant hereto, is an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act, and it is acquiring the shares of PriCellular Common Stock for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Seller understands that the shares of PriCellular Common Stock have not been registered under the Securities Act by reason of a specific exemption from registration provisions thereof which depends upon, among other things, the bona fide nature of Seller's (or such other entity's) investment intent as expressed herein. Seller (or such other entity) hereby acknowledges and agrees that upon the original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the certificates representing shares of PriCellular Common Stock may bear the following legend:

            "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE LAWS REGULATING THE SALE OF SECURITIES AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR UNLESS AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED."

            (b) Seller (or such other entity) further acknowledges and agrees that it shall not transfer shares of PriCellular Common Stock where such transfer would be in material violation of the Communications Act, or the rules, regulations and published policies of the FCC promulgated pursuant thereto, or would result in PriCellular's or any of its subsidiary's being in violation thereof.

      4. Representations and Warranties of Purchaser and PriCellular. Purchaser and PriCellular jointly and severally represent and warrant to Seller as follows:

      4.1 Organizational Status. (a) PriCellular is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its assets, properties, and its business, and to carry on its business as now being and as heretofore conducted.

            (b) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama and has all requisite corporate power and authority to own, lease and operate its assets, properties, and its business, and to carry on its business as now being and as heretofore conducted.

      4.2 Qualification. Each of Purchaser and PriCellular is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where such qualification is required except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have a PriCellular Material Adverse Effect.

      4.3 Capitalization. The authorized capitalization of PriCellular consists of: 60,000,000 shares of Common Stock, par value $.01 per share, comprised of 40,000,000 shares of Class A Common Stock, par value $.01 per share, and 20,000,000 shares of Class B Common Stock, par value $.01 per share, and 10,000,000 shares of Preferred Stock, par value $.01 per share, comprised of 96,000 shares of Series A Cumulative Convertible Preferred Stock, $.01 per share. As of June 30, 1996, there were 13,575,649 shares of Class A Common Stock outstanding, 17,218,621 shares of Class B Common Stock outstanding, and 96,000 shares of Series A Cumulative Convertible Preferred Stock outstanding. No other class or series of capital stock of PriCellular is, or as of the Closing Date will be, authorized and issued. All such shares outstanding on June 30, 1996 have been duly authorized, validly issued and are fully paid and nonassessable. Except as set forth on Schedule 4.3 and, except for options or other securities issued pursuant to PriCellular's existing employee benefit plans, there no outstanding options, warrants, rights, puts, calls, commitments or other contracts, arrangements or understandings issued by or binding upon PriCellular requiring or providing for, and there are no outstanding debt or equity securities of PriCellular that upon the conversion, exchange or exercise thereof would require or provide for, the issuance by PriCellular of any shares of capital stock (or any other securities of PriCellular that, with notice, lapse of time and/or payment of monies, are or would be convertible into or exercisable or exchangeable for shares of capital stock of PriCellular). Except as set forth on Schedule 4.3, there are no preemptive or similar rights available to the existing holders of PriCellular Common Stock or other securities of PriCellular. Except as set forth on Schedule 4.3, PriCellular has not granted registration rights to any person with respect to any of its capital stock or debt securities.

      4.4 Authorization; No Conflict. Each of Purchaser and PriCellular has the full corporate power and authority required to enter into, execute and deliver this Agreement and the documents and other agreements required to be executed and delivered hereunder and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all necessary corporate action on the part of Purchaser and PriCellular, respectively. This Agreement has been duly executed and delivered and constitutes, and each of the other agreements and documents to be delivered by Purchaser and PriCellular hereunder when executed and delivered by Purchaser or PriCellular, as the case may be, will constitute, the valid and binding obligation of Purchaser or PriCellular, as the case may be, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally. The execution, delivery and performance of this Agreement and the documents and other agreements to be delivered hereunder by Purchaser or PriCellular and the consummation of the transactions contemplated hereby and thereby by Purchaser or PriCellular will not (i) violate any provision of Purchaser's or PriCellular's certificate of incorporation or bylaws, (ii) to PriCellular's knowledge, violate, conflict with or result in the breach of any of the terms of, result in a modification of the effect of otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which Purchaser or PriCellular is a party or by or to which it or any of its assets or properties may be bound or subject, excluding in any case such violations, conflicts, breaches or defaults that would not reasonably be expected to have a PriCellular Material Adverse Effect, (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body by which Purchaser or PriCellular, or their respective assets or properties are bound, (iv) to PriCellular's knowledge, violate in any respect any statute, law or regulation, excluding in any case such violations that would not reasonably be expected to have a PriCellular Material Adverse Effect, (v) violate or cause any revocation of or limitation on any permit, the violation, revocation or limitation of which could reasonably be expected to have a PriCellular Material Adverse Effect.

      4.5 Compliance with Laws. To PriCellular's knowledge, each of PriCellular and Purchaser is in, and has operated in, compliance in all material respects with all applicable federal (including the Communications Act), state and local laws, regulations and ordinances and any applicable requirements of any governmental or regulatory body, court or arbitrator affecting its business or its assets, except for noncompliance that has not and would not reasonably be expected to have a PriCellular Material Adverse Effect.

      4.6 Litigation. Except for legal or administrative proceedings affecting the cellular telephone industry generally, there is no Action pending or, to PriCellular's knowledge, threatened against Purchaser or PriCellular with respect to its business, excluding in any case such Actions that would not reasonably be expected to have a PriCellular Material Adverse Effect.

      4.7 Consents. Except for (i) the consent of the FCC to the assignment of the FCC Licenses from Seller to Purchaser, (ii) the consent of the PSC to the assignment of the PSC Licenses from Seller to Purchaser, (iii) the expiration of the waiting period under the HSR Act, and (iv) the consent of such other governmental or regulatory body or third parties as are separately identified on
Schedule 4.7, no approval, consent or authorization of, or registration or filing with any person is required by Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

      4.8 FCC and PSC Matters. Purchaser is fully qualified under the Communications Act and any comparable Kentucky state law to be an FCC and PSC licensee, respectively, and to be approved as the assignee of the FCC Licenses and the PSC Licenses, respectively. PriCellular knows of no reason why the FCC and the PSC will not grant its consent to the assignment of the FCC Licenses and the PSC Licenses, respectively, from Seller to Purchaser. Neither Purchaser, nor any "real party in interest" (as defined by Section 22.13 of the FCC's rules) (i) has had the FCC or PSC deny an application for an authorization, (ii) has had the FCC or PSC revoke an authorization granted to it, or (iii) has been the subject of an investigation by the FCC or PSC.

      4.9 Financial Ability to Close. Each of PriCellular and Purchaser presently has, and at Closing will have, the financial ability to perform its respective obligations under this Agreement.

      4.10 Share Validity. The shares of PriCellular Common Stock to be issued to the Seller hereunder shall be, upon such issuance in accordance with this Agreement, duly authorized, validly issued, fully paid and nonassessable, and free and clear of any liens and preemptive and other similar rights.

      4.11 Securities Law Compliance. Assuming the representations and warranties of Seller set forth in Section 3.21 hereof are true and correct, the issuance of the shares of PriCellular Common Stock made pursuant to this Agreement will be exempt from the registration requirements of the Securities Act and all applicable state securities or "Blue Sky" laws. PriCellular has given Seller and its agents, and agrees to continue to give Seller and its agents through the Closing Date, the opportunity to ask questions of, and receive answers from, executive officers of PriCellular concerning PriCellular and the PriCellular Common Stock. Neither PriCellular nor, to PriCellular's knowledge, any person acting on its behalf has, in connection with the PriCellular Shares offered hereby, engaged in (i) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 502(c) under the Securities Act); (ii) any action involving a public offering within the meaning of Section 4(2) of the Securities Act; or (iii) any action that would require the registration under the Securities Act of the offering and sale of the PriCellular Shares pursuant to this Agreement or that would violate applicable state securities or "Blue Sky" laws. PriCellular has not made and will not prior to the Closing make, directly or indirectly, any offer or sale of securities of the same or a similar class as the PriCellular Shares if as a result the offer and sale of the PriCellular Shares contemplated hereby would fail to be entitled to exemption from the registration requirements of the Securities Act. As used in this Section 4.11, the terms "offer" and "sale" have the meanings specified in Section 2(3) of the Securities Act.

      4.12 Public Filings. (a) PriCellular has made available to Seller true and complete copies of its annual report on Form 10-K for the fiscal year ended December 31, 1995, its quarterly reports on Form 10-Q for fiscal quarters ended March 31, 1996 and June 30, 1996, respectively, all current reports on Form 8-K filed since January 1, 1996, its 1995 Annual Report to Stockholders and its proxy statement in connection with the 1996 annual meeting of stockholders (collectively, the "SEC Documents") and will make available to Seller any similar SEC Documents filed with the U.S. Securities and Exchange Commission (the "SEC") on or before the Closing Date. As of their respective filing dates, each SEC Document complied, or will comply, in all material respects with the requirements of the Securities Exchange Act, and as of their respective dates none of the SEC Documents contained, or will contain, any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Agreement, the consolidated balance sheet of PriCellular and its consolidated subsidiaries at June 30, 1996 included in the Form 10-Q for the fiscal quarter then ended is hereinafter referred to as the "PriCellular Balance Sheet," and June 30, 1996 is hereinafter referred to as the "PriCellular Balance Sheet Date."

            (b) Except to the extent expressly set forth in, or contemplated by, the PriCellular Balance Sheet, or the notes, schedules or exhibits thereto, or as disclosed in, or contemplated by, the SEC Documents, (i) as of the PriCellular Balance Sheet Date, neither PriCellular nor any of its consolidated subsidiaries had any material liabilities or obligations (whether absolute, contingent, accrued or otherwise) that would be required to be included on a consolidated or condensed balance sheet or in the notes, schedules or exhibits thereto prepared in accordance with GAAP and (ii) since the PriCellular Balance Sheet Date, PriCellular and its consolidated subsidiaries have not incurred any such material liabilities or obligations other than in the ordinary course of business or as so disclosed or contemplated.

      4.13 Title Condition. PriCellular has good and marketable title to all of its assets, except to the extent that the failure to have such title would not, individually or in the aggregate, have a PriCellular Material Adverse Effect.

      4.14 No Material Adverse Change. Since the PriCellular Balance Sheet Date, there has been no PriCellular Material Adverse Change.

      4.15 Representations Correct. No representation or warranty or other statement made by Purchaser or PriCellular herein or in any other document, certificate or instrument furnished to or to be furnished to Seller pursuant to this Agreement or in connection with the transactions contemplated herein contains or will contain any untrue statement of a material fact. All copies of agreements and documents delivered and to be delivered to Seller pursuant hereto have been and will be true, complete and correct.

      5. Covenants of Seller, PriCellular and Purchaser. Seller, on the one hand, and PriCellular and Purchaser, jointly and severally, on the other, covenant and agree with the other as follows:

      5.1 Continuance of Business. From the date hereof until the Closing Date (or the earlier termination hereof), Seller agrees that it will, unless otherwise consented to in writing by Purchaser, which consent will not be unreasonably withheld, conditioned or delayed:

            (a) use commercially reasonable efforts to carry on the Kentucky Business in the usual, regular and ordinary course in substantially the same manner as heretofore carried on; preserve intact all material Permits and the present business organization of the Kentucky

Business; maintain the properties and assets (including the Purchased Assets) of the Kentucky Business in good condition and repair, normal wear and tear excepted; and use its best efforts to preserve its relationships with customers, suppliers and others having business dealings with the Kentucky Business to the end that its goodwill and ongoing business shall be conducted on substantially the same basis on the Closing Date as on the date hereof;

            (b) use commercially reasonable efforts to increase its net activations of subscribers in the usual, regular and ordinary course in substantially the same manner as heretofore carried on and consistent with the budget previously provided to Purchaser, provided that, in the course thereof, Seller will not offer materially different standard rate plans, activation terms or equipment pricing;

            (c) keep in full force and effect insurance comparable to that carried by Seller with respect to the Kentucky Business and the Purchased Assets on the date hereof;

            (d) perform in all material respects all of Seller's obligations under all contracts and other agreements relating to the Kentucky Business, including the discharge of all accounts payable of the Kentucky Business in accordance with past practices, except when the amount thereof is being contested in good faith;

            (e) not amend its certificate of limited partnership or limited partnership agreement in any way which could reasonably be expected to have a Seller Material Adverse Effect or which would prevent, enjoin, alter or materially delay the transactions contemplated hereby;

            (f) not amend, terminate or waive any rights under any material Contracts or enter into any material Contracts relating to the Kentucky Business, except in the ordinary course of business; and

            (g) shall at all times prior to the Closing Date maintain the FCC Licenses and PSC Licenses in full force and effect and shall maintain the books, accounts and records in the usual, regular and ordinary manner on a basis consistent with prior years and in accordance with GAAP.

Notwithstanding the foregoing, Seller shall not be deemed to have been breached this Section 5.1 by any action taken by (or any omission to take any action required by) Purchaser as manager of the Systems in accordance with the terms of the Management Agreement.

      5.2 Access to Information; Notice of Breach. From the date hereof until the Closing Date (or the earlier termination hereof), at reasonable times and upon reasonable advance written notice to the Executive Officers, Purchaser shall be entitled, through its employees and representatives, to make such investigation of the assets, properties, facilities, personnel, business and operations of the Kentucky Business and such examination of the books, records and financial condition of the Kentucky Business as Purchaser reasonably requests; provided, however, that any such inspection shall be done in such a manner so as not to unreasonably disrupt Seller's conduct of the Kentucky Business and shall be subject to any reasonable restrictions imposed by the Executive Officers. Purchaser agrees to provide Seller with prompt written notice if Purchaser determines that, based upon information provided to Purchaser or through its own investigation, Seller is in breach of any representation, warranty or covenant of Seller set forth in this Agreement. Seller agrees to provide Purchaser with prompt written notice if Seller determines that Purchaser is in breach of any representation, warranty or covenant of Purchaser set forth in this Agreement. If this Agreement is terminated, Purchaser agrees to return or cause to be returned all such information provided to Purchaser or its representatives within five days after the date of such termination.

      5.3 Governmental Permits and Approvals; Consents.

            (a) Seller and Purchaser shall use commercially reasonable efforts to obtain promptly all permits and approvals (including Material Consents) from any governmental or regulatory body or third-party necessary for lawful consummation of the Closing. In furtherance of the foregoing, Purchaser agrees to provide all information (including financial information) that is reasonably requested by any person from whom any approval or consent (including any Material Consent) is necessary for lawful consummation of the Closing.

            (b) With respect to any Material Consent that Seller is unable to obtain and deliver to Purchaser, Seller and Purchaser shall use commercially reasonable efforts to (i) provide to Purchaser the benefits of the related Restricted Interest, and (ii) cooperate in reasonable and lawful arrangements designed to provide such benefits to Purchaser.

      5.4 Employees; Employee Compensation. Seller agrees to terminate each of its employees as of the Closing Date. Purchaser has no obligation to re-employ any of the employees of Seller. Seller shall not make any representations to the contrary to any such employees. At least 14 days prior to the Closing Date, Purchaser shall provide notice to Seller identifying any employees of Seller to whom Purchaser does not intend to extend offers of employment; provided, that Seller agrees that it will not disclose the contents of such notice or of any discussions between Seller and Purchaser regarding any employees of Seller without the prior written consent of Purchaser. Purchaser shall consult with Seller prior to any communications with employees regarding future employment. Seller shall use commercially reasonable efforts to maintain staffing at current levels and with existing employees through Closing except as previously disclosed by Seller and as otherwise agreed to by the parties.

      5.5 HSR Act. Promptly (but in any event within ten business days) after the date hereof, the parties shall file all information and documents required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

      5.6 Regulatory Approvals.

            (a) The parties agree that in order to consummate the transactions contemplated hereby, the FCC and the PSC shall have given their respective consents to the assignment of the FCC Licenses and the PSC Licenses from Seller to Purchaser and to the transactions contemplated hereby (collectively, the "Regulatory Approvals"), and, subject to Section 5.6(b), the consent of the FCC and PSC shall have become Final Orders.

            (b) Notwithstanding anything to the contrary contained herein or otherwise, if no petitions to deny or comments against the FCC application to assign the FCC Licenses from Seller to Purchaser have been filed within the applicable public comment period and the FCC thereafter grants its consent to the assignment and such grant becomes legally effective (the "Effective Orders"), Purchaser may, at its option by written notice to Seller, waive on behalf of the parties the agreement in Section 5.6 (a) that the Regulatory Approvals with respect to the FCC Licenses shall have become Final Orders.

            (c) Promptly (but in any event within five business days) after the execution hereof, the parties shall submit for filing to the FCC and the PSC all information and documents required in connection with obtaining the approvals of the FCC and the PSC to the transactions contemplated by this Agreement.

            (d) Promptly after execution hereof, Seller shall undertake to obtain licenses from the FCC that reflect authorization for operations on the paths of the microwave stations listed on Schedule 3.5 (the "Schedule 3.5 Paths"). In the event that corrected licenses cannot be obtained from the FCC, Seller shall undertake to file any applications necessary to obtain licenses that authorize operations on the Schedule 3.5 Paths (the "Modification Applications"). The FCC's approval of the Modification Applications shall not be a condition to the obligation of either Purchaser or Seller to consummate the transactions contemplated hereby. If the FCC has not granted the Modification Applications as of the date 14 days prior to the Closing Date, Purchaser shall undertake, at Seller's sole expense, to obtain special temporary authorization from the FCC to operate the Schedule 3.5 Paths commencing on the Closing Date. If Purchaser obtains special temporary authorization to operate the Schedule 3.5 Paths commencing on the Closing Date, Purchaser and Seller shall thereafter cooperate to amend, at Seller's sole expense, the Modification Applications to specify Purchaser as the applicant. If, due to the pendency of the Modification Applications, Seller is unable to assign the FCC licenses associated with the
Schedule 3.5 Paths on the Closing Date, Purchaser and Seller shall cooperate, at Seller's sole expense, to make all necessary filings with the FCC to authorize Purchaser to operate the Schedule 3.5 Paths as of the Closing Date, and shall thereafter cooperate, at Seller's sole expense, to assign the licenses reflecting authorization for operations on the Schedule 3.5 Paths.

      5.7 Restrictions on Certain Actions. From the date hereof until the earlier to occur of the Closing Date or the termination of this Agreement, Purchaser will not, and Purchaser will use commercially reasonable efforts to ensure that all persons whose actions or ownership interests would be attributable to Purchaser under the Communications Act or any comparable Kentucky state law will not, in any manner, directly or indirectly, solicit, initiate, encourage or participate in applications, bids, purchases or negotiations with respect to the acquisition of any interest in an FCC or PSC license that, if consummated, would have the effect under the Communications Act or any comparable Kentucky state law of preventing or delaying Purchaser from consummating the acquisition of the Purchased Assets as contemplated by this Agreement.

      5.8 Casualty or Condemnation. If, after the date hereof but prior to the Closing Date, any of the Purchased Assets is damaged, destroyed or lost by fire or other casualty, or if condemnation or eminent domain proceeding are proposed, threatened or commenced against any of the Purchased Assets, Seller will promptly notify Purchaser of such event. Seller shall, at its option, (i) repair, rebuild or replace the portion of the Purchased Assets damaged, destroyed or lost prior to the Closing Date, or (ii) assign to Purchaser at Closing any and all insurance or condemnation proceeds, if any, payable as the result of such casualty or condemnation.

      5.9 Tax Cooperation; Allocation of Taxes. (a) Purchaser and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets, the Systems and the Kentucky Business as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax return. Seller and Purchaser shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Purchased Assets or the Kentucky Business and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this paragraph (a) of Section 5.9.

            (b) All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Balance Sheet Date (collectively, the "Apportioned Obligations") shall be apportioned between Seller and Purchaser as of the Closing Date based on the number of days of such taxable period included in the period prior to the Closing Date and the number of days of such taxable period included in the period after the Closing Date; provided that any days during the Management Period shall be attributed to the period after the Closing Date. Seller shall be liable for the proportionate amount of such taxes that is attributable to the period prior to the Closing Date (excluding any days during the Management Period), and Purchaser shall be liable for the proportionate amount of such taxes that is attributable to the period following the Closing Date (including any days during the Management Period). Within 90 days after the Closing Date, Seller and Purchaser shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.9(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 10 days after delivery of such statement. Thereafter, Seller shall notify Purchaser upon receipt of any bill for real or personal property taxes relating to the Purchased Assets, part or all of which are attributable to the period after the Closing Date (including any days during the Management Period), and shall promptly deliver such bill to Purchaser who shall pay the same to the appropriate taxing authority, provided that if such bill covers the period prior to the Closing Date (excluding any days in the Management Period), Seller shall also remit prior to the due date of assessment to Purchaser payment for the proportionate amount of such bill that is attributable to the such pre-Closing Date period. In the event that either Seller or Purchaser shall thereafter make a payment for which it is entitled to reimbursement under this
Section 5.9(b), the other party shall make such reimbursement promptly but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section 5.9 and not made within 10 days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a) (2) of the Internal Revenue Code of 1986, as amended, for each day until paid.

      5.10 Environmental Audits.

            (a) Seller will cause to be conducted preliminary environmental site assessments (Phase Ones) ASTM Standard of each parcel of its Real Property. Such Phase Ones shall be performed by licensed environmental professionals selected by Seller with the consent of Purchaser, which consent will not be unreasonably withheld, conditioned or delayed. Copies of the reports of each Phase One conducted will be provided to Purchaser at least 30 days prior to the Closing.

            (b) If any Phase One reveals any condition that the Purchaser reasonably determines would be likely to require remediation under applicable state or federal law, then Seller shall have the option of undertaking such remediation itself at its expense or relocating the affected cell site provided that the same coverage will be afforded in each party's reasonable determination (in which case the affected asset will be excluded from, and the new site and related assets shall be included in, the Purchased Assets and the Assumed Liabilities). If the foregoing remediation or relocation, as applicable, has not been completed by Closing, a portion of the Acquisition Price (representing the parties' reasonable estimation of the remaining remediation or relocation costs to be incurred) shall be delivered into escrow, subject to a mutually satisfactory escrow arrangement, pending completion of such remediation or relocation after Closing. Such payments shall not affect the amount of the Indemnification Escrow, if any, nor be subject to Section 11.5.

            (c) Notwithstanding the foregoing, if it is estimated that the remediation costs will exceed $1,000,000, Seller may, at its option, elect not to undertake such remediation or relocation, and may instead elect to terminate this Agreement without further cost or obligation on the part of any party hereto.

            (d) Notwithstanding the foregoing, if it is estimated that the remediation costs will exceed $1,000,000 then Purchaser shall have the right, at its option, to terminate this Agreement without further cost or obligation on the part of any party hereto.

            (e) Subject to the foregoing, if any Phase One or Phase Two uncovers an environmental condition of which Seller does not have knowledge on the date hereof and that due to Seller's then-gained knowledge of such condition, then comprises a breach of any of Seller's representations or warranties herein (which were qualified as to Seller's knowledge), Seller shall not have breached such representation or warranty of this Agreement.

      5.11 Disclaimer of Other Representations and Warranties. Purchaser acknowledges and agrees that Seller does not make, and has not made, any representations or warranties relating to Seller, the Kentucky Business or the Purchased Assets other than the representations and warranties of Seller expressly set forth in this Agreement or in any agreement or certificate delivered pursuant hereto. Without limiting the generality of the disclaimer set forth in the preceding sentence, Seller does not make, and Seller, its officers, employees and agents have not made, and shall not be deemed to have made any representations or warranties in the Confidential Offering Memorandum dated September 1995, and any supplements or addenda thereto (collectively, the "Offering Memorandum"), any presentation relating to Seller, the Kentucky Business or the Purchased Assets given in connection with the transactions contemplated by this Agreement, in any filing made by or on behalf of Seller with any governmental agency or in any other information provided to or made available to Purchaser, and no statement contained in the Offering Memorandum, made in any such presentation, made in any such filing or contained in any such other information shall be deemed to be a representation or warranty of Seller hereunder or otherwise.

      5.12 Guaranty by PriCellular of Purchaser's Obligations. PriCellular agrees to take all action necessary or appropriate to cause and enable Purchaser to perform all of its covenants, agreements and obligations under this Agreement. In addition, PriCellular hereby irrevocably and unconditionally guarantees to Seller the prompt and full discharge by Purchaser of all of Purchaser's covenants, agreements, obligations and liabilities under this Agreement, including, without limitation, the due and punctual payment of all amounts which are or may become due and payable by Purchaser hereunder when and as the same shall become due and payable (collectively, the "Purchaser Obligations"), in accordance with the terms hereof. PriCellular acknowledges and agrees that, with respect to all Purchaser Obligations to pay money, such guaranty shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against Purchaser. If Purchaser shall default in the due and punctual performance of any Purchaser Obligation, including the full and timely payment of any amount due and payable pursuant to any Purchaser Obligation, PriCellular will forthwith perform or cause to be performed such Purchaser Obligation and will forthwith make full payment of any amount due with respect thereto at its sole cost and expense.

      5.13 Excluded Leases. [Intentionally omitted.]

      5.14 Supplemental Disclosure. Seller shall have the right, from time to time, prior to the Closing Date to supplement the Schedules hereto relating to representations and warranties, Purchased Assets or Prepaid Expenses with respect to any matter hereafter arising that was not known as of the date hereof but that, if existing or known as of the date hereof, would have been required to be set forth or described in the Schedules hereto. Notwithstanding the foregoing, (i) no such supplemental disclosure shall relieve Seller in any way from its indemnification obligations pursuant to Section 11.1 if any such representation or warranty was inaccurate or incorrect when given and (ii) such supplemental disclosure by Seller shall not (unless expressly contemplated by this Agreement) alter, amend or otherwise expand the scope of the Assumed Liabilities as described herein on the date hereof, cause any Seller Material Adverse Change or change any of the financial terms hereof.

      5.15 Like-Kind Exchange. At Purchaser's request, and at no cost to Seller, Seller will agree to take all actions reasonably requested by Purchaser in order to effectuate all or any part of the transactions contemplated by this Agreement as a like-kind exchange in accordance with Section 1031 of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder. Purchaser agrees to indemnify Seller pursuant to Section 11 hereof for any Losses incurred by Seller in connection with such actions or as a result of such like-kind exchange.

      5.16 Registration Statement. At Seller's request and in accordance with the Registration Rights Agreement, PriCellular shall, at its expense, prepare and file, on the Closing Date, a registration statement on Form S-3 (the "Registration Statement") under the Securities Act with the SEC.

      5.17 Securities Filings. PriCellular agrees that no information (financial or otherwise) concerning Seller, its financial condition or results of operations (collectively, the "Seller Information") may be included in any SEC Documents unless Seller has reviewed such Seller Information and such SEC Document, in advance of the filing thereof, and has consented in writing (which consent shall not be unreasonably withheld or delayed) that any such Seller Information may be included therein; provided, that no such consent shall be required if, in the reasonable opinion of PriCellular's legal counsel, such disclosure is required by applicable law.

      6. Conditions Precedent to Purchaser's and PriCellular's Obligations. The obligation of Purchaser and PriCellular to consummate the transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived in writing by Purchaser or PriCellular (provided that if any condition shall not have been satisfied due to the action or inaction of Purchaser or PriCellular or any of its affiliates, such condition shall be deemed to have been satisfied or waived by Purchaser and PriCellular):

      6.1 Regulatory Approvals. All Regulatory Approvals shall have been received in accordance with the provisions of Section 5.6.

      6.2 Premerger Notification Compliance. All requirements under the HSR Act and the rules promulgated thereunder applicable to the transactions contemplated hereby shall have been met, including all necessary filing and waiting requirements, and neither the United States Department of Justice nor the Federal Trade Commission shall have raised an objection to the transactions contemplated hereby.

     6.3 Representations and Warranties on Closing Date. All representations and warranties of Seller made in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties were made on and as of the Closing Date, except for (i) inaccuracies that, disregarding all qualifications and exceptions contained in such representations and warranties relating to materiality, Seller Material Adverse Effect or Seller Material Adverse Change, would not individually or in the aggregate reasonably be expected to have a Seller Material Adverse Effect, (ii) changes contemplated by this Agreement, (iii) inaccuracies that have been waived in writing by Purchaser and (iv) representations and warranties that are made as of a specific date.

     6.4 Terms, Covenants and Conditions. All the terms, covenants and conditions of this Agreement to be complied with and performed by Seller on or prior to the Closing Date shall have been complied with and performed in all material respects unless waived in writing by Purchaser.

     6.5 No Material Adverse Change. There shall have been no Seller Material Adverse Change or any event or occurrence that could reasonably be expected to have a Seller Material Adverse Effect since the date of this Agreement.

     6.6 Absence of Litigation. No Action shall have been instituted before any court or governmental or regulatory body by any person (other than Purchaser or any of its affiliates), or instituted or threatened by any governmental or regulatory body, to prevent the carrying out of the transactions contemplated hereby.

     6.7 Absence of Restricted Interests. There shall be no Restricted Interests as of the Closing Date which are reasonably likely to result in a Seller Material Adverse Change.

     6.8 Closing Deliveries. Seller shall have delivered or caused to be delivered to Purchaser at Closing those items specified in Section 8.1.

     7. Conditions Precedent to Seller's Obligations. The obligation of Seller to consummate the transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived in writing by Seller (provided that if any condition shall not have been satisfied due to the action or inaction of Seller or any of its affiliates, such condition shall be deemed to have been satisfied or waived by Seller):

     7.1 Regulatory Approvals. All Regulatory Approvals shall have been received in accordance with the provisions of Section 5.6.

     7.2 Premerger Notification Compliance. All requirements under the HSR Act and the rules promulgated thereunder applicable to the transactions contemplated hereby shall have been met, including all necessary filing and waiting requirements, and neither the United States

Department of Justice nor the Federal Trade Commission shall have raised an objection to the transactions contemplated hereby.

     7.3 Representations and Warranties on Closing Date. All representations and warranties of Purchaser and PriCellular contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties were made on and as of the Closing Date, except for (i) inaccuracies that, disregarding all qualifications and exceptions contained in such representations and warranties relating to materiality, PriCellular Material Adverse Effect or PriCellular Material Adverse Change, would not individually or in the aggregate reasonably be expected to have a PriCellular Material Adverse Effect, (ii) inaccuracies that have been waived in writing by Seller and (iii) representations and warranties that are made as of a specific date.

     7.4 Terms, Covenants and Conditions. All the terms, covenants and conditions of this Agreement to be complied with and performed by Purchaser and PriCellular on or prior to the Closing Date shall have been complied with and performed in all material respects unless waived in writing by Seller.

     7.5 No PriCellular Material Adverse Change. There shall have been no PriCellular Material Adverse Change or any event or occurrence that could reasonably be expected to have a PriCellular Material Adverse Effect since the date of this Agreement.

     7.6 Absence of Litigation. No Action shall have been instituted before any court or governmental or regulatory body by any person (other than Seller or any of its affiliates) or instituted or threatened by any governmental or regulatory body, to prevent the carrying out of the transactions contemplated hereby.

     7.7 Registration Statement. PriCellular shall have filed the Registration Statement with the SEC.

     7.8 Closing Deliveries. Purchaser shall have delivered or caused to be delivered to Seller at Closing those items specified in Section 8.2.

     8. Deliveries at the Closing. The following deliveries shall be made at the Closing, each of which shall be conditional on completion of all the others and all of which shall be deemed to have taken place simultaneously:

     8.1 Seller's Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Purchaser all of the following:

           (a) all conveyances, deeds, assignments, bills of sale, and other appropriate conveyancing instruments transferring to Purchaser the Purchased Assets, along with any other documents that Purchaser reasonably requests;

           (b) the opinions of Kleinbard, Bell & Brecker, corporate counsel to Seller, and Latham & Watkins, FCC counsel to Seller, substantially in the forms to be negotiated in good faith by the parties within ten business days hereof and attached hereto as Exhibits 8.l(b)(i) and 8.1(b)(ii), respectively;

           (c) the Capital Expenditures Summary;

           (d) a certificate executed by an executive officer of Horizon G.P., Inc., a Delaware corporation ("Horizon Corporate") that is the general partner of KCCGP, L.P., a Delaware limited partnership ("KCCGP") that is the general partner of Seller, confirming the matters contained in Sections 6.3, 6.4 and 6.5;

           (e) a certificate of the secretary of Horizon Corporate attesting to
(i) the resolutions adopted by the board of directors of Horizon Corporate duly authorizing the execution, delivery and performance of this Agreement by Seller and the execution and delivery by Seller of all instruments and documents contemplated hereby, and (ii) the signatures of the officers of Horizon Corporate who have been authorized to execute and deliver this Agreement and any other agreement executed or to be executed in connection herewith;

           (f) good standing certificates of Seller, KCCGP and Horizon Corporate from the Secretary of State of Delaware; and

           (g) the Material Consents (or, alternatively, with respect to any Material Consent that Seller was unable to deliver to Purchaser, Seller shall have complied with its obligations under the provisions of Section 5.3(b)).

     8.2 Purchaser's Deliveries. At the Closing, Purchaser and PriCellular shall deliver or cause to be delivered to Seller (or to any other person as directed by Seller in writing prior to the Closing Date or, in the case of Section 8.2(d) below, at least five business days prior to the Closing Date) all of the following:

           (a) the Instrument of Assumption;

           (b) the amount in cash determined pursuant to Section 2.3(b);

           (c) the Registration Rights Agreement;

           (d) a certificate representing shares of PriCellular Common Stock having an aggregate Current Market Price as of the Closing Date of $14,500,000;

           (e) the opinions of Vorys, Sater, Seymour and Pease, corporate counsel to the Purchaser and PriCellular and Davis Polk & Wardwell, SEC counsel to the Purchaser and PriCellular, substantially in the forms to be negotiated in good faith by the parties within ten business days hereof and attached hereto as
Exhibit 8.2(e)(i) and 8.2(e)(ii);

           (f) a certificate executed by an executive officer each of Purchaser and PriCellular confirming the matters contained in Sections 7.3, 7.4 and 7.5; and

           (g) a certificate of the secretary of Purchaser attesting to (i) the resolutions adopted by the board of directors of Purchaser duly authorizing the execution, delivery and performance of this Agreement by Purchaser and the execution and delivery by Purchaser of all instruments and documents contemplated hereby, and (ii) the signatures of the officers of Purchaser who have been authorized to execute and deliver this Agreement and any other agreement executed or to be executed in connection herewith;

           (h) a certificate of the secretary of PriCellular attesting to the resolutions adopted by the board of directors of PriCellular duly authorizing the execution, delivery and performance of this Agreement by PriCellular, the execution and delivery by PriCellular of all instruments and documents contemplated hereby and the issuance by PriCellular of the shares of PriCellular Common Stock contemplated hereby;

           (i) the Indemnification Shares to the Escrow Agent;

           (j) a good standing certificates of Purchaser from the Secretary of State of Alabama; and

           (k) a good standing certificate of PriCellular from the Secretary of State of Delaware.

     9. Confidentiality. Prior to the Closing Date and after any termination of this Agreement, Purchaser shall use commercially reasonable efforts to keep secret and retain in strictest confidence, and shall use commercially reasonable efforts to not, without the express prior written consent of one of the Executive Officers, directly or indirectly, disclose, disseminate, publish, reproduce, retain, use (for its benefit or for the benefit of others) or otherwise make available in any manner whatsoever, any Confidential Information (as hereinafter defined) regarding Seller (or this Agreement or the transactions contemplated hereby) to anyone except (i) to Purchaser's representatives (who shall be informed of the confidential nature of such information and who shall agree to keep such information confidential), (ii) as otherwise required by law (including the requirements of the Securities Act and the Securities Exchange
Act), (iii) as required to obtain the Regulatory Approvals and (iv) to the extent such information can be shown to have been previously known on a nonconfidential basis by Purchaser, is in the public domain or is later lawfully acquired by Purchaser from sources other than Seller. As used in this Agreement, the term "Confidential Information" shall mean all confidential and proprietary knowledge and information not readily available to the public heretofore or hereafter conceived, learned or disclosed (including all documents, writings, memoranda, business plans, computer software, reports, pricing, cost and sales information, financial statements, customer and supplier lists, trade secrets, discoveries, ideas, concepts, models, prototypes, diagrams and marketing strategies, plans and techniques). If Purchaser breaches, or threatens to commit a breach of, any of the provisions of this
Section 9, Seller shall have the right (in addition to any other rights and remedies available to Seller at law or in equity) to equitable relief (including injunctions) against such breach or threatened breach, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable harm to Seller and that money damages would not be an adequate remedy to Seller.

     10. Survival of Representations and Warranties. Unless this Agreement is terminated as provided herein, the representations and warranties of Seller and, except as otherwise set forth herein, Horizon, on the one hand, and Purchaser and PriCellular, on the other, contained herein shall survive the consummation of the transactions contemplated hereby and the Closing Date and shall expire 18 months after the Closing Date. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

     11. Indemnification.

     11.1 Obligation to Indemnify by Seller. Subject to the terms of Section 10, from and after the Closing Date, Seller agrees to indemnify, defend and hold harmless Purchaser (and its affiliates, and their respective directors, officers, stockholders and employees), from and against all losses, Taxes, liabilities, damages, lawsuits, deficiencies, claims, demands, costs or expenses, including interest, penalties and reasonable attorneys' fees and disbursements (collectively, "Losses"), based upon (i) any breach of any representation or warranty of Seller contained in this Agreement, (ii) any breach of any covenant or agreement of Seller contained in this Agreement or
(iii) any of the items set forth on Schedules 3.5 and 3.7.

     11.2 Obligation to Indemnify by Purchaser and PriCellular. Subject to the terms of Section 10, from and after the Closing Date, Purchaser and PriCellular jointly and severally agree to indemnify, defend and hold harmless Seller (and its partners, affiliates, and their directors, officers, stockholders and employees) from and against all Losses based upon (i) any breach of any representation or warranty of Purchaser or PriCellular contained in this Agreement, or (ii) any breach of any covenant or agreement of Purchaser or PriCellular contained in this Agreement.

     11.3 Procedures for Claims Between the Parties. If a claim (a "Claim") is to be made by the party claiming indemnification (the "Claimant") against the other party (the "Indemnifying Party"), the Claimant shall give written notice (a "Claim Notice") to the Indemnifying Party as soon as practicable after the Claimant becomes aware of the facts, condition or event that gave rise to Losses for which indemnification is sought under this Section 11, provided that, except to the extent permitted by Section 10, in no event shall such notice be effective if given after the date that is 18 months after the Closing Date. Following receipt of the Claim Notice from the Claimant, the indemnifying Party shall have 30 days to make such investigation of the Claim as the Indemnifying Party deems necessary or desirable.

For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representative(s) the information relied upon by the Claimant to substantiate the Claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of said 30 day period to the validity and amount of such Claim, the Indemnifying Party shall pay to the Claimant the amount of such Claim. If the Claimant and the Indemnifying Party do not agree within said period, the Claimant may seek appropriate legal remedy in accordance with the provisions of Section 13.1. Seller's obligation for any indemnifiable Loss shall, to the extent the Escrow Agent holds cash sufficient to satisfy Seller's obligation in respect thereof, be satisfied pursuant to the procedures established in the Escrow Agreement.

     11.4 Defense of Third-Party Actions. If any lawsuit or enforcement action (a "Third Party Action") is filed against a Claimant entitled to the benefit of indemnity hereunder, written notice thereof (the "Third-Party Action Notice") shall be given by the Claimant to the Indemnifying Party as promptly as practicable (and in any event within five business days after the service of the citation or summons or other manner of process), provided, that the failure to provide such timely notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder unless it has been unduly prejudiced thereby and provided further that, except to the extent permitted by Section 10, in no event shall such notice be effective if given after the date that is 18 months after the Closing Date. After such notice, if the Indemnifying Party shall acknowledge in writing to the Claimant that the Indemnifying Party shall be obligated under the terms of its indemnity hereunder in connection with such Third-Party Action, then the Indemnifying Party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such Third-Party Action, (ii) to employ and engage attorneys of its choice reasonably satisfactory to the Claimant to handle and defend the same, at the Indemnifying Party's cost, risk and expense, and (iii) to compromise or settle such Third-Party Action, which compromise or settlement shall be made only with the written consent of the Claimant (such consent not to be unreasonably withheld, conditioned or delayed) unless such compromise or settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Claimant. If the Indemnifying Party fails to assume the defense of such Third-Party Action within 15 days after receipt of the Third-Party Action Notice, the Claimant will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Third-Party Action; provided, however, that such Third-Party Action shall not be compromised or settled without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. In the event the Claimant assumes the defense of the Third-Party Action, the Claimant will keep the Indemnifying Party timely informed of the progress of any such defense, compromise or settlement.

     11.5 Limitations. The Indemnifying Party's obligations to indemnify the Claimant pursuant to this Section 11 shall be subject to the following limitations:

           (a) No indemnification shall be required to be made by the Indemnifying Party until the aggregate amount of the Claimant's Losses exceeds $165,000, in which case the Indemnifying Party shall be liable for the full amount of such Losses.

           (b) No indemnification shall be required to be made by the Indemnifying Party for the amount of Claimant's Losses that is in excess the Indemnification Escrow. From and after the Closing Date, the indemnification rights contained in this Section 11 shall constitute the sole and exclusive remedies of the parties hereunder.

           (c) The indemnification obligation of an Indemnifying Party shall be reduced so as to give effect to any net reduction in federal, state, local or foreign income or franchise tax liability realized at any time by the Claimant in connection with the satisfaction by the Indemnifying Party of a Claim with respect to which indemnification is sought hereunder. The indemnification obligation of an Indemnifying Party shall also be reduced to the extent of any available insurance proceeds. Additionally, the Claimant shall refund to the Indemnifying Party any amount of the Claimant's Losses that are subsequently recovered by the Claimant pursuant to a settlement or otherwise.

     12. Breaches and Defaults; Termination; Remedies.

     12.1 Breaches and Defaults; Opportunity to Cure. Prior to the exercise by a party of any termination rights afforded under this Agreement, if either party (the "Non-Breaching Party") believes the other (the "Breaching Party") to be in breach hereunder, the Non-Breaching Party shall provide the Breaching Party with written notice specifying in reasonable detail the nature of such breach, whereupon the Breaching Party shall have 30 days from the receipt of such notice to cure such breach; provided, however, that if such breach is not capable of being cured within such period and if the Breaching Party shall have commenced action to cure such breach within such period and is diligently attempting to cure such breach, then the Breaching Party shall be afforded an additional reasonable amount of time to cure such breach; provided, further, however, Purchaser shall have no opportunity to cure the breach of its obligation to deliver any required portion of the Acquisition Price to be delivered to Seller at Closing. If the breach is not cured within such time period, then the Breaching Party shall be in default hereunder and the Non-Breaching Party shall be entitled to terminate this Agreement (as provided in Section 12.2). This right of termination shall be in addition to, and not in lieu of, any legal remedies available to the Non-Breaching Party.

     12.2 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

           (a) by mutual written agreement of the parties hereto;

           (b) by Purchaser or PriCellular, provided neither Purchaser nor PriCellular is then in breach of this Agreement, pursuant to a written notice to Seller, (i) if any one or more of the conditions to Purchaser's or PriCellular's obligation to close has not been fulfilled in any material respect as of the Closing Date, (ii) subject to Section 12.1 if Seller has breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement, or (iii) if the Closing shall not have taken place by the date that is 12 months after the date of the execution of this Agreement (the "Outside Date") (unless any of the foregoing events shall have resulted primarily from Purchaser or PriCellular's breaching any representation, warranty, covenant or agreement contained in this Agreement); and

           (c) by Seller, provided Seller is not then in breach of this Agreement, pursuant to a written notice to Purchaser and PriCellular, (i) if any one or more of the conditions to Seller's obligation to close has not been fulfilled in any material respect as of the Closing Date, (ii) subject to
Section 12.1, if Purchaser has breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement, or
(iii) if the Closing shall not have taken place by the Outside Date (unless any of the foregoing events shall have resulted primarily from Seller's breach of any representation, warranty, covenant or agreement contained in this Agreement).

     12.3 Effect of Termination. In the event of any termination of this Agreement, all obligations of the parties hereto under this Agreement (except for the obligations contained in Sections 2.8, 9, 14.1, 14.2 and 14.5) shall terminate as of such date of termination and this Agreement shall thereafter become void and be of no further force and effect, and upon such termination no party hereto shall be liable to the other party, except for damages and expenses (including attorneys', accounting and other professional fees and expenses) resulting from breaches of this Agreement prior to such termination.

     13. Interim Management.

     13.1 Management of the Systems During the Management Period. If (i) the Closing has not occurred within 65 days after the Acceptance Date and (ii) the waiting period under the HSR Act shall have expired or been terminated, Purchaser and Seller shall enter into the Management Agreement pursuant to which Purchaser shall become manager of the Systems during the Management Period.

     13.2 Reimbursement of Costs. If this Agreement is terminated pursuant to
Section 12.2, then in addition to settlements among the parties pursuant to Sections 2.8 and 14.2, if any, Seller shall reimburse Purchaser for any preapproved capital expenditures as specified in the Management Agreement.

     14. Miscellaneous.

     14.1 Resolution of Disputes.

           (a) Any controversy, dispute or claim (collectively, a "Dispute") between the parties arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be finally settled by arbitration in accordance with the commercial arbitration rules of the

American Arbitration Association ("AAA") then obtaining. However, in all events, these arbitration provisions shall govern over any conflicting rules that may now or hereafter be contained in the AAA rules. The arbitration shall be held in New York, New York unless the parties mutually agree to have the arbitration held elsewhere, and judgment upon the award made therein may be entered by any court having jurisdiction in New York, New York; provided, however, that nothing contained in this Section 14.1 shall be construed to limit or preclude a party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel another party to comply with its obligations under this Agreement during the pendency of the arbitration proceedings. Any judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction over the subject matter hereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve any claim hereunder.

           (b) Any such arbitration will be conducted before three arbitrators, one of which shall be chosen by Seller, one of which shall be chosen by Purchaser, and the third chosen by the other two arbitrators. The decision of a majority of the arbitrators will be the decision of the arbitrators. The arbitrators shall permit such discovery as they shall determine is appropriate in the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective. Any such discovery shall be limited to information directly related to the controversy or claim in arbitration and shall be concluded within 30 days after appointment of the third arbitrator.

           (c) The prevailing party in any arbitration hereunder shall be entitled to an award of its reasonable costs incurred in connection therewith, including attorneys' fees.

           (d) For any Dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

           (e) Upon the conclusion of any arbitration proceedings hereunder, the arbitrators will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

           (f) The arbitrators chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

     14.2 Expenses. The parties to this Agreement shall, except as otherwise specifically provided herein, bear their respective expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, consultants, counsel and accountants.

     14.3 Further Assurances. Each of the parties shall execute such agreements and documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts (which shall not include the payment of money) to fulfill or obtain the fulfillment of the conditions to the Closing, including the execution and delivery of any other agreement or document, the execution and delivery of which are conditions precedent to the Closing.

     14.4 Access to Records. From and after the Closing Date, Seller shall allow Purchaser, and its counsel, accountants and other representatives, such access to Seller's records that after the Closing are in the custody or control of Seller as Purchaser reasonably requires in order to comply with its obligations under law or under contracts constituting Assumed Liabilities or Purchased Assets. From and after the Closing Date, Purchaser shall allow Seller, and its counsel, accountants and other representatives, such access to records that after the Closing are in the custody or control of Purchaser as Seller reasonably require in order to comply with their obligations under law (including with respect to tax matters and the preparation of the Closing Date Balance Sheet and the Closing Statement).

     14.5 Indemnification of Brokerage. Seller agrees to indemnify and save Purchaser harmless from any claim or demand for commissions or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of Seller or any affiliate (including Morgan Stanley & Co. Incorporated) in connection with the transactions contemplated hereby, and to bear the cost of reasonable legal fees and expenses incurred in defending against any such claim. Purchaser agrees to indemnify and save Seller harmless from any claim or demand for commissions or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of Purchaser or any affiliate (including Donaldson, Lufkin & Jenrette Securities Corporation) in connection with the transactions contemplated hereby and to bear the cost of reasonable legal fees and expenses incurred in defending against such claim.

     14.6 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any court determines that any covenant, or any part of any covenant is invalid or unenforceable, such covenant shall be enforced to the extent permitted by such court, and all other covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

     14.7 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given when received if delivered personally against receipt; when transmitted if transmitted by telecopy, electronic or digital transmission method; the next day if sent for next day delivery by a nationally recognized overnight courier service; or upon receipt if sent by certified, registered or express mail, return receipt requested, postage prepaid. In each case notice shall be sent as follows:

           (a) if to Seller, to:

                 Horizon Cellular Group
                 101 Lindenwood Drive / Suite 125
                 Malvern, PA 19355
                 Telecopy No.:  610-993-2683
                 Attention:  Mr. Bruce M. Hernandez

           with a required copy to:

                 Kleinbard Bell & Brecker
                 1900 Market Street / Suite 700
                 Philadelphia, Pennsylvania 19103
                 Telecopy No.:  215-568-0140
                 Attention:  Howard J. Davis, Esquire

           (b) if to Purchaser, to:

                 PriCellular Corporation
                 45 Rockefeller Plaza / Suite 3200
                 New York, NY 10020
                 Telecopy No.:  212-245-3058
                 Attention:  Mr. Robert Price

           with a required copy to:

                 Vorys, Sater, Seymour and Pease
                 52 East Gay Street
                 Columbus, OH 43216
                 Telecopy No.:  614-464-6350
                 Attention:  Ronald A. Robins, Jr.

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

     14.8 Entire Agreement. This Agreement (including the Schedules and Exhibits) and the agreements (including the Escrow Agreement), certificates and other documents delivered hereunder contain the entire agreement between the parties with respect to the transactions described herein, and, except as provided in the next sentence, supersede all prior agreements, written or oral, with respect thereto. This Agreement, the Management Agreement and that certain Confidentiality Agreement dated September 8, 1995 between Purchaser and Horizon shall be construed as integrated and complementary of each other.

     14.9 Amendments and Waivers. This Agreement may be modified or amended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

     14.10 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

     14.11 Assignment; Binding Effect. Neither this Agreement nor any of the rights or obligations hereunder may be assigned (including by operation of law) by any party without the prior written consent of the other party which consent shall not be unreasonably delayed, conditioned or withheld. Notwithstanding the foregoing, Purchaser may assign its rights under this Agreement and the other agreements contemplated hereby to Bank One Trust Company, N.A., a national banking association or another "qualified intermediary" in order to facilitate a like-kind exchange under Section 1031 of the Internal Revenue Code of 1986, as amended; provided that such assignment does not release Purchaser from its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     14.12 Beneficiaries of Agreement. The representations, warranties, covenants and agreements expressed in this Agreement are for the sole benefit of the other party hereto and are not intended to benefit, and may not be relied upon or enforced by, any other party as a third-party beneficiary or otherwise.

     14.13 Counterparts; Facsimile Signatures. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Facsimile signatures on this Agreement and any of the agreements and documents executed in connection herewith shall be deemed original signatures.

     14.14 Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

     14.15 Computation of Days; Holidays. Whenever this Agreement provides for a period of time that is expressed in terms of a numbers of days prior to or within which actions or events are to occur or not occur, such time period shall be measured in calendar days unless otherwise expressly provided. Whenever this Agreement provides for a date, day or period of time on or prior to which actions or events are to occur or not occur, and if such date, day or last day of such period of time falls on a Saturday, Sunday, or legal holiday, then the same shall be deemed to fall on the immediately following business day.

     14.16 Headings. The headings in this Agreement are for reference only, and shall not affect the meaning or interpretation of this Agreement.

     14.17 Limited Recourse. Except as provided in this Section 14.17, this Agreement and all of the agreements and documents executed in connection herewith shall be non-recourse to the partners, affiliates and officers of Seller and its partners, affiliates, officers, directors and/or stockholders. If Seller is in default hereunder or under any such other agreement or document, Purchaser's and PriCellular's recourse shall be limited solely to (a) the Indemnification Escrow or (b) in the case of claims for fraud or intentional tort by Seller, to Horizon and Horizon's equity in its assets without any recourse to Horizon's partners, affiliates or officers or to their partners, affiliates, officers, directors and/or stockholders.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                    HORIZON CELLULAR TELEPHONE
                                    COMPANY OF CENTRAL KENTUCKY, L.P.
                                    By: KCCGP, L.P., its general partner
                                    By: HORIZON G.P., INC., its general partner




                                    By:_________________________________________
                                    Name:
                                    Title:

                                    CELLULAR INFORMATION SYSTEMS OF
                                    FLORENCE, INC.



                                    By:_________________________________________
                                    Name: Robert Price
                                    Title: President

                                    PRICELLULAR CORPORATION



                                    By:_________________________________________
                                    Name: Robert Price
                                    Title: President

                                 SCHEDULE 1.2(e)

                                 Excluded Leases

                                 SCHEDULE 1.2(g)

                                Prepaid Expenses

                                 SCHEDULE 1.2(i)

                               Excluded Contracts

                                  SCHEDULE 4.3

                           PriCellular Capitalization

1.   See attached Beneficial Ownership table.

2. PriCellular has granted preemptive or similar rights to some or all of the entities listed in 3. below, as reflected in the SEC Documents, including the exhibits thereto.

3. PriCellular has granted registration rights to the following entities, as reflected in the SEC Documents, including the exhibits thereto:

     Aeneas Venture Corporation
     Spectrum Equity Investors, L.P.
     Dominion Resources, Inc.
     AT&T Wireless Services, Inc. (f/k/a McCaw Cellular Communications, Inc.) Thomas H. Lee Equity Fund III, L.P.
     THL-CCI Investors Limited Partnership
     The Public School Employees' Retirement System

                                  SCHEDULE 4.7

                             PriCellular's Consents

1. PriCellular requires consents from each of the entities listed below in connection with the Registration Rights Agreement:

     Aeneas Venture Corporation
     Spectrum Equity Investors, L.P.
     Dominion Resources, Inc.
     AT&T Wireless Services, Inc. (f/k/a McCaw Cellular Communications, Inc.) Thomas H. Lee Equity Fund III, L.P.
     THL-CCI Investors Limited Partnership
     The Public School Employees' Retirement System